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                                                                    EXHIBIT 23.2



                      Consent of Independent Accountants
                      ----------------------------------

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 25, 1996 relating to the consolidated financial statements of Gibraltar Steel Corporation, which appears in such Prospectus. We also consent to the application of such report to the consolidated Financial Statement Schedules for the three years ended December 31, 1995 listed under Item 16 of this Registration Statement when such schedules are read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Buffalo, New York
May 17, 1996